Exhibit 99.1

For more information, contact:

David Flanery

Sr. Vice President of Finance

502-261-4753

PAPA JOHN’S ANNOUNCES 2004

GROWTH PLANS AND EARNINGS GUIDANCE

2003 Guidance Reaffirmed and Share

Repurchase Authorization Extended

2004 Guidance Highlights

•                  Earnings Per Share of $2.20 to $2.28

•                  Domestic Systemwide Comparable Sales Increase of Flat to 2%

•                  Domestic Restaurant Openings of 120 to 140; Closings of 60 to 80

•                  International Restaurant Openings of 50 to 60; Closings of 10 to 20

•                  Capital Expenditures of $25 to 30 Million

Louisville, Kentucky (December 12, 2003) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced its 2004 growth plans and earnings guidance.  The company projects earnings per share in the range of $2.20 to $2.28 for 2004.  Significant assumptions underlying this guidance are discussed below and a more comprehensive list of assumptions is presented in an attached schedule.

Significant Assumptions

Comparable sales – Domestic systemwide comparable sales are expected to range from flat to an increase of 2% for 2004.  The company believes it is beginning to see sales improvements as a result of the various restaurant initiatives undertaken during the past 18 to 24 months.  However, it is not yet clear that the trends for the U.S. quick service restaurant pizza category have begun to improve.  For the most recent full quarter of industry data available (June, July and August 2003), the category had a 2.8% decline in transactions, the seventh consecutive quarter of flat or declining transaction results.

Net unit growth – Domestic restaurant openings are expected to range from 120 to 140 during 2004, substantially all of which will be franchise units.  The company anticipates that 60 to 80 domestic units and 10 to 20 international units may close in 2004.

The domestic development pipeline has improved during 2003, increasing from approximately 239 units under contractual commitment at the beginning of the year to approximately 330 units as of the end of November, with scheduled opening dates through 2010.  International openings are expected to range from 50 to 60 units, and the international development pipeline has also continued to improve, increasing from approximately 567 units under contractual commitment as of the beginning of the year to approximately 602 units as of the end of November, with scheduled openings in 16 countries through 2012.

In addition to the increase in the number of units in the domestic and international development pipelines during 2003, the quality of development commitments has improved as a result of the termination or modification of certain delinquent development agreements during the year.

Capital expenditures – Capital expenditures are expected to range from $25 to 30 million during 2004.  The relocation of the North Carolina commissary facility is the primary driver of the increase over 2003 capital expenditure levels.  Additionally, the company is developing a restaurant image enhancement program that may be implemented in a small number of company-owned units during 2004.  The targeted cost of the image enhancement program is expected to approximate $30,000 to $40,000 per inline unit and $45,000 to $60,000 per freestanding unit.

Significant Factors Expected to Impact Margins

Company-owned restaurants – The total operating margin for company-owned restaurants is expected to improve 1.2% to 1.3% in 2004 as compared to 2003.  Cost of sales (food cost) is expected to be relatively flat in 2004.  The favorable impact of identified procurement savings is expected to be substantially offset by the full year impact of certain portion increases implemented during 2003 and generally higher base commodity costs, particularly cheese (discussed below).

Labor costs are expected to be approximately 0.9% to 1.0% lower in 2004 than 2003, primarily as a result of the fixed cost leverage on expected sales increases and anticipated efficiency improvements.  Advertising costs are expected to be relatively flat as a dollar amount in 2004 as compared to 2003, but slightly lower as a percentage of increased sales.  Occupancy costs and other operating expenses are expected to be relatively flat as a percentage of sales, as increased insurance and other costs offset the anticipated leverage on increased sales.

Commissary and other operating units – The total operating margin for commissary and other operating units is expected to decline by approximately 50 to 60 basis points.  The majority of this margin decline is in cost of sales as a result of higher anticipated cheese costs in 2004, on which the commissary charges a fixed dollar mark-up.  Additionally, expected fixed cost leverage on increased sales volumes is substantially offset by higher delivery, insurance and utility costs impacting all commissary facilities and higher overall operating costs for the new North Carolina facility for the limited portion of 2004 it is expected to be open.

International operations – International revenues are expected to be substantially flat in 2004 as compared to 2003 as the anticipated increase in royalties and franchise fees will be offset by lower restaurant sales as a result of a reduction in the number of company-owned units in the United Kingdom.  This change in revenue mix is expected to provide a 4% to 5% improvement in international operating margins in 2004.

General and administrative expenses – G&A expenses are expected to increase approximately 50 basis points in 2004 as compared to 2003.  The primary components of this anticipated increase are: (1) increased management bonuses for company-owned restaurants and various support functions at budgeted performance levels; (2) planned investment spending in the franchise sales area (principally for increased advertising and staffing levels) to drive continued growth in the domestic development pipeline; (3) compensation expense related to the planned award of stock options to management level personnel (the company previously elected to expense the fair value of employee stock option awards as allowed, but not required, under current accounting rules); (4) increased D&O and general corporate insurance costs; and (5) overall merit and market-based salary increases throughout administrative support functions.

Restaurant Initiatives

The company has announced several restaurant initiatives during 2002 and 2003, including certain systemwide quality initiatives, increases in General Manager and Assistant General Manager base pay and incentive pay potential, increased restaurant staffing levels, a realignment of the field management structure for company-owned restaurants and a systemwide initiative to increase portions for several core pizza products.  These initiatives have produced significant improvement in operational trends, including reduced GM and AGM turnover and improved product quality and consistency.

The systemwide cost of these initiatives, when combined with the 2002 and 2003 declining comparable sales trends and anticipated operating cost increases for 2004 (e.g., insurance, utilities, rent, etc.), have negatively impacted operating margins for both company-owned and franchised restaurants.  Accordingly, the company has recently begun an initiative to identify opportunities for improving restaurant operating margins.

The initial phase of this initiative will focus on procurement, administrative and marketing related costs, while a subsequent phase is expected to review direct restaurant operational processes and related costs.  There can be no assurance that this initiative will identify significant margin improvement opportunities, and the company is not projecting when any such identified opportunities may be implemented and any related margin improvements realized.  No margin improvements related to this initiative have been assumed in the 2004 earnings guidance.

Cheese Costs and FIN 46

In January 2000, Papa John’s Franchise Advisory Council initiated a program that allows the cost of cheese to Papa John’s domestic restaurants to be established on a quarterly basis.  This program is executed by BIBP Commodities, Inc. (BIBP), a franchisee-owned entity established solely for this purpose.  Accordingly, the company’s cheese costs do not mirror the actual block market price for cheese on a short-term basis; however, over time, the company’s cheese costs will substantially equal the average block market price.

The average equivalent per pound block market price paid by the company in 2003 will approximate $1.185.  Based upon the projected actual block market prices for 2004 (as reflected in current milk futures prices) and the BIBP pricing formula, the average equivalent per pound block market price to be paid by the company in 2004 is expected to approximate $1.321.  This anticipated increase in cheese costs is expected to result in restaurant food cost increases in the range of 70 to 80 basis points as a percentage of restaurant sales, and this increase has been reflected in the 2004 earnings guidance.

As previously disclosed, the company will adopt the provisions of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46), as of the end of 2003.  The company has determined that it will be required to consolidate the financial results of BIBP upon FIN 46 adoption, based upon current interpretations of the guidance.  A cumulative effect adjustment is not expected to be required related to the consolidation of BIBP as of the end of 2003 because BIBP is expected to have a surplus in shareholders’ equity at that date.

The consolidation of BIBP’s financial results could have a significant impact on the company’s operating income in future periods due to the volatility of cheese prices.  The company will recognize the operating losses generated by BIBP if the shareholders’ equity of BIBP is in a net deficit position at the end of any reporting period.  Further, the company will recognize operating income generated by BIBP up to the amount of any losses previously recognized.  The company has concluded that the operational benefits of maintaining its relationship with BIBP in its current form outweigh any negatives associated with the potential for increased operating income volatility.

The BIBP relationship produces a fixed quarterly cheese price to all restaurants that fluctuates in a narrower range than actual block prices. The benefits of this arrangement include the ability of domestic restaurants to establish promotional offers on a timely basis with reliable food cost projections, and reduced volatility in restaurant manager incentive compensation (generally based upon unit profitability) as a result of less volatile cheese prices, a cost factor over which the restaurant manager has no control.

The consolidation of BIBP has no impact on the underlying economic results in comparison to those prior to the consolidation of BIBP.  Any deficits arising within BIBP are expected to be funded by a BIBP line of credit.  Accordingly, the company’s borrowing capacity is not impacted in the near term.  BIBP will be managed to a “break-even” basis over time, meaning that domestic restaurants will pay the actual average block market price for cheese and the company will recognize the actual average block market price of cheese for company-owned restaurants in its financial results, neither subsidizing nor benefiting from the pricing of cheese to franchise restaurants on a cumulative basis over numerous years.

Based upon the current level of BIBP shareholders’ equity surplus, the projected actual block market price of cheese in 2004 (as reflected in current milk futures prices) and the BIBP pricing formula, the company does not expect the consolidation of BIBP to impact operating income in 2004 (i.e., BIBP is expected to maintain a surplus in shareholders’ equity throughout 2004).  This expectation could change depending upon actual cheese block market price levels throughout 2004, and the company will separately disclose the impact of BIBP consolidation on the operating income of any future reporting period.

Reaffirmed Guidance for 2003

The company reaffirms that it expects 2003 earnings per share to be in the $1.84 to $1.90 range, excluding the impact of the adoption of FIN 46 or Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150).  The company previously announced the third quarter adoption of SFAS 150, which reduced 2003 earnings $413,000 after-tax, or $0.02 per share, through a cumulative effect adjustment.

The company also previously announced that the required year-end adoption of FIN 46 was expected to result in a cumulative effect adjustment of approximately $3.4 million after-tax, or $0.19 per share.  However, subsequent guidance has been issued by the Financial Accounting Standards Board (FASB) in the form of an Exposure Draft that would eliminate the previously noted cumulative effect adjustment for the company.  This conclusion is subject to final interpretation and implementation of the Exposure Draft by the FASB.

Extended Share Repurchase Authorization

The company also announced that its Board of Directors has extended through December 26, 2004, the existing $375 million authorization in the amount of the company’s common stock that may be repurchased by the company from time to time.  The authorization includes both open market purchases as well as private transactions and was to expire December 28, 2003 prior to this extension.

To date, the company has repurchased an aggregate of $349.8 million of its common stock, representing 13.5 million shares at an average purchase price of $25.89 per share.  After such repurchases, the company has approximately 18.1 million of common stock outstanding on a fully diluted basis (approximately 17.9 million actual shares outstanding).

The 2004 earnings per share guidance of $2.20 to $2.28 assumes no additional share repurchases, and further assumes that projected free cash flow is invested rather than applied to reduce the line of credit borrowings below $80 million.  The company has entered into an interest rate swap on a notional amount of $100 million through March 2004, which reduces to $80 million through March 2005 and further reduces to $60 million through expiration in March 2006.

Executive Officer Stock Sales

As part of personal asset diversification strategies, John H. Schnatter, the company’s Founder and Chief Executive Officer, and Charles W. Schnatter, the company’s Chief Development Officer, announced their intentions to periodically sell shares of company common stock they own or acquire through option exercises.

Additionally, certain other executive officers have extended previously adopted prearranged trading plans under Securities and Exchange Commission Rule 10b5-1 in order to sell shares, or exercise stock options and sell the underlying shares, at pre-determined price thresholds.  The extended plans permit the sale of up to 182,522 shares on a combined basis through December 31, 2004.  These 10b5-1 trading plans were adopted as part of the officers’ personal asset diversification programs.

* * * *

At November 23, 2003, there were 2,796 Papa John’s restaurants (571 company-owned and 2,225 franchised) operating in 49 states and 14 international markets.  Papa John’s also franchises 135 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ materially from those projected in these statements.  Certain factors that can cause actual results to differ materially include:  the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors that may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, insurance, employee benefits and similar costs; and economic, political and public health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Significant Operating Assumptions for 2004

Papa John’s International, Inc.

	Projected 2003 Results	Guidance for 2004

Domestic Unit Openings	55 to 65 units	120 to 140 units

International Unit Openings	30 to 35 units	50 to 60 units

Domestic Unit Closings	65 to 75 units	60 to 80 units

International Unit Closings	40 to 45 units	10 to 20 units

Domestic Comparable Sales	3% to 4% decrease	0% to 2% increase

Total International Restaurant Sales Increases (Constant U.S. $)	1% to 2% increase	10% to 15% increase

Corporate Restaurant Operating Margin	16.5% to 17.0%	17.75% to 18.25%

Commissary and Other Operating Margin	8.75% to 9.0%	8.25% to 8.75%

G&A Expenses as a Percentage of Revenues	7.5% to 7.7%	8.0% to 8.2%

Other General Expenses (1)	$1.6 to 2.0 million	$3.5 to 4.5 million

Net Interest Expense	$6.0 to 6.5 million	$4.0 to 5.0 million

Capital Expenditures	$15 to 20 million	$25 to 30 million

Weighted Average Diluted Shares O/S (2)	18.0 to 18.2 million	18.0 to 18.5 million

(1) – Other General Expenses include items such as restaurant relocation expenses, losses on restaurant and other asset dispositions and provisions for uncollectible notes receivable.  The 2003 amount was reduced by the inclusion of $2 million of proceeds related to the settlement of a litigation matter.

(2) – The Weighted Average Diluted Shares Outstanding for 2004 assume no share repurchases during the remainder of 2003 or throughout 2004, and include an estimate of increased shares outstanding as a result of stock option exercises.